701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com
FOR IMMEDIATE RELEASE

Lakeland Industries, Inc. Reports Q2 FY 2008 Net Income
of $.77 million and $0.14 per share

RONKONKOMA, NY–September 6, 2007--Lakeland Industries, Inc. (NASDAQ: LAKE), today announced that net income decreased .6 million, or 44%, to $.77 million for the three months ended July 31, 2007 from $1.36 million for the three months ended July 31, 2006. Lakeland is a leading manufacturer of industrial protective clothing for industry, municipalities, and healthcare and for first responders on the federal, state and local levels.

Three months ended July 31, 2007 as compared to the three months ended July 31, 2006

Net Sales. Net sales decreased $2.36 million, or 9.8% to $21.7 million for the three months ended July 31, 2007 from $24.09 million for the three months ended July 31, 2006.  The net decrease was comprised of decreased sales in disposable garments (largely Tyvek) of $2.47 million in the US and $491,000 in Canada primarily due to competitive market conditions, lower government spending in our Chemical Protective garments by $116,000, and less revenue from India of $49,000 as a result of its shutdown for retooling during this quarter partially offset by growth in sales in our Chile and UK subsidiaries of $490,000. We expect to reopen this Indian facility by September 2007 so third quarter glove sales should begin to benefit from such a re-opening with the full effect in the fourth quarter.  Sales in our fire gear and gloves declined by $44,000 compared to the same period last year. The decline in fire gear sales was due to all new NFPA standards and delayed Underwriter’s Laboratory (UL) certifications regarding the construction of fire gear, which hurt the entire industry in the first two quarters of this year. The decline in glove sales of $71,000 was due to the loss of two customers, one of whom went out of business.

Gross Profit. Gross profit decreased $1.3 million or 19.7% to $5.2 million for the three months ended July 31, 2007 from $6.5 million for the three months ended July 31, 2006.  Gross profit as a percentage of net sales decreased to 23.9% for the three months ended July 31, 2007 from 26.8% for the three months ended July 31, 2006, primarily due to two factors: the implementation of a sales rebate program to meet competitive conditions resulting in a $206,000 reduction in sales and higher Tyvek fabric costs (resulting from Tyvek purchased at no rebate charged to the month of April, May and into early June resulting in approximately $260,000 higher cost. The supply of this higher cost raw material has now been exhausted). Other contributing factors were start-up costs related to the new foreign subsidiaries of approximately $100,000, partially offset by ongoing cost reduction programs in component and service-purchasing, shifting production from the US to China and Mexico, continuation of the plant restructuring in Mexico, and lower volumes in fire gear and gloves.

Operating Expenses. Operating expenses decreased $.106 million, or 1.6% to $4.3 million for the three months ended July 31, 2007 from $4.4 million for the three months ended July 31, 2006. As a percentage of sales, operating expenses increased to 19.7% for the three months ended July 31, 2007 from 18.2% for the three months ended July 31, 2006. The increase as a percent of sales is largely due to decreased volume. The $.106 million decreases in operating expenses in the three months ended July 31, 2007 as compared to the three months ended July 31, 2006 were comprised of:

☐	$0.11 increase in R & D costs relating to UL certifications of fire gear and other non-related certifications.
☐	$0.08 million in higher professional and consulting fees, largely resulting from audit fees and engineering fees related to India.
☐	$0.07 million miscellaneous net increases.
☐	($0.09) million lower freight out costs resulting from slight relief in prevailing carrier rates and lower volume.
☐	($0.18) million decreased sales commissions and selling expenses due to decreased volume
☐	($.10) reduced currency fluctuation, largely resulting from our hedging activities.

Operating profit. Operating profit decreased 56.0% to $.915 million for the three months ended July31, 2007 from $2.08 million for the three months ended July 31, 2006.  Operating margins were 4.2% for the three months ended July 31, 2007 compared to 8.6% for the three months ended July 31, 2006.

Interest Expenses.  Interest expenses decreased by $.059 million for the three months ended July 31,2007 as compared to the three months ended July 31, 2006 because of lower amounts borrowed and steady interest rates under our credit facility.

Income Tax Expense.  Income tax expenses consist of federal, state, and foreign income taxes.  Income tax expenses decreased $.456 million, or 72.5%, to $.173 million for the three months July 31, 2007 from $.628 million for the three months ended July 31, 2006.  Our effective tax rates were 18.4% and 31.7% for the three months ended July 31, 2007 and 2006, respectively.  Our effective tax rate varied from the federal statutory rate of 34% due primarily reduced domestic profits in the quarter, and otherwise lower foreign tax rates, primarily resulting from greater profits resulting from outsourced production partially offset by state taxes and by start up losses in Chile and Japan which are not eligible for tax credits, and for India in which a U.S. tax benefit of $34,000 was recorded at July 31, 2007.  Indian losses became eligible for the tax benefit as a result of the planned liquidation of the existing Indian subsidiary which will result in a bad debt deduction for the US parent company on its taxes for the uncollected portion of its loans and advances receivable from the Indian subsidiary.

Net Income.  Net income decreased $.587 million, or 43.4% to $.767 million for the three months ended July 31, 2007 from $1.355 million for the three months ended July 31, 2006. The decrease in net income primarily resulted from lower sales and meeting competitive pricing conditions in our disposable garment division both in the USA and Canada, the increased operating expenses described above, and the combined operating losses of $116,000 of the new foreign operations and the ongoing Mexican plant restructuring . Earnings per share were $0.14 for the three months ended July 31, 2007 compared to $0.25 for the three months ended July 31, 2006 (after reflecting adjustments resulting from the 10% stock dividend payable to holders of record August 1, 2006).

Earnings per share were $0.14 for the three months ended July 31, 2007 compared to $0.25 for the three months ended July 31, 2006.

Six months ended July 31, 2007 as compared to the six months ended July 31, 2006

Net Sales. Net sales decreased $3.98 million, or 7.8% to $47.3 million for the six months ended July 31, 2007 from $51.3 million for the six months ended July 31, 2006.  The net decrease was comprised of decreased sales in Tyvek disposable garments of $3.0 million in the US and $.97 million in Canada primarily due to competitive market conditions, competitors rebate programs and lower government spending in our Chemical Protective garments by $346,000 and less revenue from India of $228,000 as a result of its shutdown for retooling during this fiscal year to date, counter balanced by growth in sales in our Chile, Japan and UK subsidiaries of $788,000. We expect to reopen this Indian facility by September 2007 so third quarter glove sales should begin to benefit from such a re-opening with full effect in the fourth quarter.  Sales in our fire gear and gloves declined by $426,000 compared to the same period last year. The decline in fire gear sales was due to all new NFPA standards and delayed Underwriter’s Laboratory (UL) certifications regarding the construction of fire gear, which hurt the entire industry in the first two quarters. The decline in glove sales was due to the loss of two customers, one of whom went out of business.

Gross Profit. Gross profit decreased $2.5 million or 19.3% to $10.5 million for the six months ended July 31, 2007 from $13.0 million for the six months ended July 31, 2006.  Gross profit as a percentage of net sales decreased to 22.2% for the six months ended July 31, 2007 from 25.3% for the six months ended July 31, 2006, primarily due to a sales rebate program to meet competitive conditions resulting in a $598,000 reduction in sales, higher Tyvek fabric costs (resulting from Tyvek purchased at no rebate charged to the months of April, May and into early June resulting in approximately $510,000 higher cost. The supply of this higher cost raw material has now been exhausted), partially offset by new raw material program effecting periods after May 2007. Start-up costs related to the new foreign subsidiaries of approximately $343,000, partially offset by ongoing cost reduction programs in component and service-purchasing, shifting production from the US to China and Mexico, and a continuation of the plant restructuring in Mexico, rework expenses on a chemical suit contract, and lower volumes in fire gear and gloves.

Operating Expenses. Operating expenses decreased $.177 million, or 2.0% to $8.6 million for the six months ended July 31, 2007 from $8.75 million for the six months ended July 31, 2006.  As a percentage of sales, operating expenses increased to 18.1% for the six months ended July 31, 2007 from 17.1% for the six months ended July 31, 2006.  The increase as a percent of sales is largely due to decreased volume. The $.177 million decreases in operating expenses in the six months ended July 31, 2007 as compared to the six months ended July 31, 2006 were comprised of:

☐	$0.22 million in higher professional and consulting fees, largely resulting from audit fees and engineering fees related to India.
☐	$0.17 increase in R & D costs relating to UL certifications of fire gear and other non-related certifications.
☐	$0.06 million in share-based compensation.
☐	($0.23) million decreased sales commissions and selling expenses due to decreased volume
☐	($0.14) million miscellaneous decreases.
☐	($0.13) million lower freight out costs resulting from slight relief in prevailing carrier rates and lower volume.
☐	($0.06) million in reduced bank charges resulting from reduced use of credit cards and a re-negotiation of the fee structure.
☐	($0.06) million in decreased bad debt exposure.

Operating profit. Operating profit decreased 55.0% to $1.91 million for the six months ended July 31, 2007 from $4.25 million for the six months ended July 31, 2006.  Operating margins were 4.0% for the six months ended July 31, 2007 compared to 8.3% for the six months ended July 31, 2006.

Interest Expenses.  Interest expenses decreased by $.075 million for the six months ended July 31, 2007 as compared to the six months ended July 31, 2006 because of lower amounts borrowed and steady interest rates under our credit facility.

Income Tax Expense.  Income tax expenses consist of federal, state, and foreign income taxes.  Income tax expenses decreased $.717 million, or 56%, to $.561 million for the six months July 31, 2007 from $1.28 million for the six months ended July 31, 2006.  Our effective tax rates were 29.2% and 31.2% for the six months ended July 31, 2007 and 2006, respectively.  Our effective tax rate varied from the federal statutory rate of 34% due primarily to the Mexican restructuring costs largely not eligible for tax benefits reduced domestic profits and otherwise lower foreign tax rates, primarily resulting from greater profits resulting from outsourced production partially offset by state taxes and by start up losses in Chile and Japan which are not eligible for tax credits and for India in which a U.S. tax benefit of $84,000 was recorded at July 31, 2007.  These losses became eligible for the tax benefit as a result of the planned liquidation of the existing Indian subsidiary which will result in a bad debt deduction for the US parent company on its taxes for the uncollected portion of its loans and advances receivable from the Indian subsidiary.

Net Income.  Net income decreased $1.45 million, or 51.6% to $1.36 million for the six months ended July 31, 2007 from $2.82 million for the six months ended July 31, 2006. The decrease in net income primarily resulted from lower sales and meeting competitive conditions in our disposable garment division both in the USA and Canada, offset by the decreased operating expenses described above, and the combined operating losses of $306,000 of the new foreign operations and the Mexican plant closing of ($500,000). Earnings per share were $0.25 for the six months ended July 31, 2007 compared to $.51 for the six months ended July 31, 2006 (after reflecting adjustments resulting from the 10% stock dividend payable to holders of record August 1, 2006).

Earnings per share were $0.25 for the six months ended July 31, 2007 compared to $0.51 for the six months ended July 31, 2006.

Overall inventories increased by $2.8 million from their January 2007 levels resulting from lower sales of Tyvek products in Q2 FY08 compared with purchasing commitments to vendors and approximately a $1 million increase in wovens to support a new customer. The Company has started to realize the benefits of its recent discounted purchases. Raw material purchasing continued at higher levels than normal in order to take advantage of discounts offered by suppliers.  Such discounts should positively impact our third and fourth quarter earnings as these discounted raw materials roll through our international pipelines.

On July 31, 2007, the Company’s balance sheet included total assets of $76.0 million, cash and marketable securities of $1.6 million, working capital of $57.1 million, bank debt of $3.0 million and stockholders’ equity of $66.8 million or $12.10 per share of tangible book value.

Christopher Ryan, the CEO commented that, “earnings decreases, quarter over quarter, were primarily the result of price competition in the market place for Tyvek disposable garments. We have worked through the high priced Tyvek we brought last year in FY07, but our sales incentive rebate accruals will continue out until December 2007.

We also see a weakening in the US and Canadian industrial economics particularly in the auto motive, construction, utility, boat manufacturing, and other miscellaneous manufacturing industries. Thus, it is hard to predict whether we can increase our international sales faster than our domestic sales decrease in the next two quarters. However, that is the strategy that we must execute upon. As promised, our earnings in the second quarter are up from the first quarter, and we are fairly confident that our earnings will increase sequentially in the third and fourth quarters of this year. Most of our international expansion costs are behind us. We feel that our transition into new product lines and new international markets, in order to increase our sales will be complete by the first quarter of next year, and sales will again begin an upward trend with earnings back to 2006 levels in 2008.

For more details Lakeland will host a conference call at 4:30 PM (EDT) on September 6, 2007 to discuss the Company's second quarter results. The call will be hosted by Christopher J. Ryan, Lakeland's President and CEO.  Investors can listen to the call by dialing 866-540-8136 (Domestic) or 416-641-6111 (International), Passcode:  3233429.

For a replay of this call dial 800-408-3053 (Domestic) or 416-695-5800 (International), Digital Pin # 3233429.

About Lakeland Industries, Inc.:
Lakeland manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market.  Our products are sold by our in-house sales force and independent sales representatives to a network of over 800 safety and mill supply distributors.  These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories.  In addition, we supply federal, state, and local government agencies and departments such as fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention and may other federal and state agencies.

For more information concerning Lakeland, please visit us at: www.lakeland.com (Financial Information)

Contact:
Lakeland Industries   Gary Pokrassa, (631) 981-9700, GAPokrassa@lakeland.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management.  All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements.  As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected”, “planned”, “intended”, “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events.  We caution readers that these forward-looking statements speak only as of the date hereof.  The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 31,	January 31,
	2007	2007
	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$1,641	$1,907
Accounts receivable, net	12,138	14,780
Inventories	43,717	40,956
Deferred income taxes	1,439	1,355
Other current assets	4,350	3,116
Total current assets	63,285	62,114

Property and equipment, net	11,720	11,084
Goodwill	871	871
Other assets	117	129
	$75,993	$74,198

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$4,656	$3,055
Accrued expenses and other current liabilities	1,629	1,271
Total current liabilities	6,285	4,326

Construction loan payable	312	-----
Deferred income taxes	27	27
Amount outstanding under revolving credit	2,550	3,786
arrangement
Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 par; authorized
1,500,000 shares (none issued)
Common stock, $0.01 par; authorized
10,000,000 shares; issued and outstanding
5,523,288 and 5,521,824 shares at July 31, 2007
and at January 31, 2007, respectively	55	55
Other comprehensive income (loss)	(107)	-----
Additional paid-in capital	49,087	48,972
Retained earnings	17,783	17,032
Total stockholders' equity	66,818	66,059
	$75,993	$74,198

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2007	2006	2007	2006

Net sales	21,732	$24,087	47,328	$51,309

Cost of goods sold	16,538	17,621	36,845	38,310

Gross profit	5,194	6,466	10,483	12,999

Operating expenses	4,279	4,385	8,573	8,751

Operating profit	915	2,081	1,910	4,248

Interest and other income, net	82	18	125	33

Interest expense	(57)	(116)	(111)	(187)

Income before income taxes	940	1,983	1,924	4,094

Provision for income taxes	173	628	561	1,278

Net income	767	$1,355	1,363	$2,816

Net income per common share*:
Basic	$0.14	$0.25	$0.25	$0.51
Diluted	$0.14	$0.25	$0.25	$0.51

Weighted average common
shares outstanding*:
Basic	5,522,604	5,520,981	5,522,214	5,519,938
Diluted	5,543,407	5,524,110	5,540,906	5,524,093

* Adjusted for the 10% stock dividend to shareholders of record on August 1, 2005 and April 30, 2006.